Exhibit 10.1

SeaBright Insurance Holdings, Inc.
Bonus Plan 2005

Objective:

To provide a positive incentive to achieve and exceed the board approved budget goals for a calendar year. Act as a complement to our overall “pay for performance” compensation program by augmenting our long-term stock option plan and competitive base salary.

Plan:

Plan consists of three distinct benchmarks of achievement. They are as follows:

1.	Threshold – adjustment to target value at which a reduced bonus pool is earned and below which no bonus pool is earned.

2.	Target – the value at which a full bonus pool is earned and is equal to the board approved after-tax GAAP profit for year, adjusted to exclude all capital gains and losses.

3.	Maximum – the value at which the maximum bonus pool is earned which is capped at 200% of the pool earned at target.

Plan Outline:

I)	Each bonus-qualified position (manager and above) that is eligible for participation in any pool that may be earned has a pre-designated percentage that is applied against base salary.

Bonus Percent Tiers are:

•	15% at Target
•	20% at Target
•	30% at Target
•	40% at Target
•	50% at Target
•	65% at Target

II)	Each year the Compensation Committee approves the annual bonus plan and approves the values for the establishment of any bonus pool. The Compensation Committee shall further approve the individual award of bonuses paid to Section 16 designated officers. The Compensation Committee may revise the annual bonus plan from time to time to take into account and adjust for equity added to the Corporation from capital raising activities.

III)	The plan consists of two major components:

i)	Board approved corporate after-tax earnings, adjusted for the elimination of capital gains and losses, must be achieved within the board-approved values before a bonus pool is established. Approved earnings are inclusive of bonus payments at target.

ii)	If a “bonus pool” is earned, the next component establishes the amount a bonus eligible employee will receive.

•	Individual bonus amounts are calculated, based upon the accomplishment of individual pre-agreed business unit or department quantitative goals, plus selected individual personal achievement goals.
All such values shall be contained in a formal “Bonus Exhibit” which is agreed upon and signed by the bonus eligible employee and the responsible executive officer.

•	The only exception to this second component is the positions of Executive Vice President and Chief Financial Officer whose bonus shall depend solely upon the accomplishment of the corporate “target” threshold or maximum.

IV)	All individual employee bonus amounts that may result from the application of the plan are subject to modification based upon the sole discretion of the supervising executive officer, and the CEO.

V)	Prior to the payment of any bonus amounts, a schedule shall be created listing each participant and the recommended amount for each. Such list must be submitted to the Chief Executive Officer for approval.

VI)	Payment of any earned bonus shall be made on or about March 15, immediately after the close of the bonus eligible calendar year.